Newmont Announces Record Quarterly Operating Cash Flow of $989 Million

Gold price-linked dividend increases 33% for Q2 2011

This release should be read in conjunction with Newmont's First Quarter 2011 Form 10-Q filed with the Securities and Exchange Commission on April 21, 2011 (available at www.newmont.com).

DENVER, April 21, 2011 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today announced record operating cash flow of $989 million for the first quarter of 2011, compared to $728 million in the first quarter of 2010, an increase of 36%. Revenue rose to $2.5 billion, up 10% from a year ago. First quarter 2011 adjusted net income(1) was $513 million ($1.04 per share), compared to $408 million ($0.83 per share)(2) in the first quarter of 2010.

First Quarter Highlights:

  Attributable gold and copper production of 1.3 million ounces and 57 million pounds, respectively;
  Record operating cash flow of $989 million, an increase of 36% from a year ago;
  Adjusted net income of $513 million ($1.04 per share), an increase of 26% from a year ago;
  First quarter revenue of $2.5 billion, an increase of 10% from a year ago;
  Average realized gold and copper price of $1,382 per ounce and $4.00 per pound, respectively;
  Gold and copper costs applicable to sales ("CAS") of $557 per ounce and $1.11 per pound, respectively ($562 per ounce and $1.23 per pound, respectively, on an attributable basis(3));
  Net attributable CAS(3) for gold of $438 per ounce; and
  Maintaining 2011 Outlook for gold and copper production, CAS, and capital expenditures.

"In the first quarter Newmont's continued focus on execution led to strong operating and financial results backed by a rock solid balance sheet," commented Richard O'Brien, President and CEO. "Based on strong early year performance, we are maintaining our 2011 Outlook for production, CAS, and Capex. While execution remains foundational, we have also embarked on delivering on our future growth plan, as we have recently announced our full funds construction decision for our Akyem project in Ghana, successfully closed our acquisition of Fronteer Gold, and reported a 44% increase in exploration spending over last year. Such actions reflect our plans highlighted at our recent Investor Day to produce up to 7 million ounces of gold and 400 million pounds of copper per annum by 2017 through the development of our highest returning projects in each of our four operating regions."

The Company is maintaining its previously announced 2011 Outlook for attributable gold production of 5.1 to 5.3 million ounces with costs applicable to sales of $560 to $590 per ounce on a co-product basis and 2011 attributable copper production of 190 to 220 million pounds at costs applicable to sales of between $1.25 and $1.50 per pound. Newmont is maintaining its 2011 attributable capital expenditure outlook of $2.1 to $2.5 billion, or $2.7 to $3.0 billion on a consolidated basis.

Based on the Company's net average realized gold price of $1,382 per ounce in the first quarter 2011, the Board has approved a second quarter 2011 gold price-linked dividend of $0.20 per share, an increase of 33% over the $0.15 dividend paid out in the first quarter 2011, and an increase of 100% over the second quarter 2010 dividend.(4)

Operations

In the first quarter of 2011, the Company reported attributable gold and copper production of 1.3 million ounces and 57 million pounds, respectively, at costs applicable to sales of $557 per ounce and $1.11 per pound, respectively.

Attributable gold production was essentially unchanged from the year ago quarter. Lower leach production from South America and lower grade stockpile production at Batu Hijau was offset by higher grade production in Africa and Other Australia/New Zealand. Costs applicable to sales increased 17% in the first quarter of 2011 from 2010 due to lower production from Yanacocha and Batu Hijau and higher waste mining and milling costs, partially offset by higher production from Ahafo, higher by-product credits and lower workers' participation costs at Yanacocha.

Attributable copper production decreased 37% due to lower grade stockpile production at Batu Hijau. Copper costs applicable to sales increased 42% in the first quarter of 2011 from 2010 due to lower production at Batu Hijau.

North America

Nevada – Attributable gold production at Nevada was 433,000 ounces at costs applicable to sales of $643 per ounce during the first quarter. Gold production was essentially unchanged in the first quarter of 2011 from 2010 as higher mill production from underground ores was offset by lower leach production due to mine sequencing. Costs applicable to sales increased 7% in the first quarter of 2011 from 2010 due to higher waste mining, milling and diesel costs and lower leach production, partially offset by higher by-product credits.

The Company continues to expect 2011 attributable gold production from Nevada of approximately 1.8 to 1.9 million ounces at costs applicable to sales of between $565 and $615 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 49,000 ounces at costs applicable to sales of $390 per ounce during the first quarter. Gold production increased 23% in the first quarter of 2011 from 2010 due to higher leach placement at the Soledad-Dipolos pit. Costs applicable to sales increased 13% in the first quarter of 2011 from 2010 due to higher mining and leaching costs, partially offset by higher production and by-product credits.

The Company continues to expect 2011 attributable gold production from La Herradura of approximately 180,000 to 200,000 ounces at costs applicable to sales of between $480 and $510 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 148,000 ounces at costs applicable to sales of $583 per ounce during the first quarter. Gold production decreased 32% in the first quarter of 2011 from 2010 due to lower leach placement, lower mill grade and transitional ore stockpiling at La Quinua. Costs applicable to sales increased 57% in the first quarter of 2011 from 2010 due to lower production and higher labor costs, partially offset by lowers workers' participation costs and higher by-product credits.

The Company continues to expect 2011 attributable gold production at Yanacocha of approximately 675,000 to 725,000 ounces at costs applicable to sales of between $500 and $550 per ounce.

La Zanja – Attributable gold production during the first quarter at La Zanja in Peru was 12,000 ounces.

The Company continues to expect 2011 attributable gold production at La Zanja of between 40,000 and 50,000 ounces.

Asia Pacific

Boddington – Attributable gold and copper production during the first quarter at Boddington in Australia were 165,000 ounces and 14 million pounds, respectively, at costs applicable to sales of $596 per ounce and $2.19 per pound, respectively. Gold production increased 4% and copper production was similar to the prior year quarter due to higher throughput, partially offset by lower copper grade and recovery. Costs applicable to sales per ounce of gold and per pound of copper increased 12% and 2%, respectively, over the prior year quarter due to higher mining and mill maintenance costs and a stronger Australian dollar, partially offset by higher by-product credits.

The Company continues to expect 2011 attributable gold production at Boddington of approximately 750,000 to 800,000 ounces at costs applicable to sales of $580 to $620 per ounce, and 2011 attributable copper production of 70 to 80 million pounds at costs applicable to sales of between $1.80 and $2.20 per pound.

Batu Hijau – Attributable gold and copper production during the first quarter at Batu Hijau in Indonesia were 46,000 ounces and 43 million pounds, respectively, at costs applicable to sales of $322 per ounce and $0.96 per pound, respectively. Gold and copper production decreased 42% and 39% in the first quarter of 2011 from 2010, respectively, due to lower throughput, grade and recovery as a result of processing more stockpiled material compared to higher grade Phase 5 ore. Costs applicable to sales increased 50% per ounce and 43% per pound, respectively, over the prior year quarter due to lower production and higher waste mining costs, partially offset by higher by-product credits and lower royalty costs.

The Company continues to expect 2011 attributable gold production for Batu Hijau of approximately 110,000 to 140,000 ounces at costs applicable to sales of between $400 and $440 per ounce, while attributable copper production is expected to be approximately 120 to 140 million pounds, at costs applicable to sales of between $1.10 and $1.30 per pound. The decrease from 2010 production levels is primarily due to the processing of lower grade stockpiles as Phase 6 stripping continues. The Company expects to reach ore in Phase 6 in late 2013.

Other Australia/New Zealand – Attributable gold production during the first quarter was 299,000 ounces at costs applicable to sales of $560 per ounce. Attributable gold production was 8% higher than the year ago quarter due to higher grade at Tanami and Jundee and a drawdown of in-process inventory at Jundee. Costs applicable to sales were essentially in line with the prior year quarter as a stronger Australian dollar was offset by higher production.

The Company continues to expect 2011 attributable gold production at the Other Australia/New Zealand operations of between 1.0 and 1.05 million ounces at costs applicable to sales of between $700 and $770 per ounce.

Africa

Ahafo – Attributable gold production during the first quarter at Ahafo in Ghana was 186,000 ounces at costs applicable to sales of $451 per ounce. Gold production increased 55% in the first quarter of 2011 from 2010 due to higher mill grade and recovery as a result of mine sequencing. Costs applicable to sales per ounce decreased 17% due to higher production and lower waste mining costs, partially offset by higher diesel and royalty costs.

The Company continues to expect 2011 attributable gold production at Ahafo of between 550,000 and 590,000 ounces at costs applicable to sales of $485 to $535 per ounce.

Capital Update

Consolidated capital expenditures were $445 million during the first quarter. Newmont is maintaining its 2011 attributable capital expenditure outlook of $2.1 to $2.5 billion, or $2.7 to $3.0 billion on a consolidated basis. Approximately 40% of 2011 consolidated capital expenditures are expected to be related to major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada, and the Nevada project portfolio, while the remaining 60% is expected to be for growth and sustaining capital.

2011 Outlook(5):
	2011 Outlook	2011 Outlook	2011 Outlook	2011 Outlook
Region	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures	Expenditures
Nevada	1,800 - 1,900	$565 - $615	$460 - $520	$460 - $520
La Herradura	180 - 200	$480 - $510	$70 - $80	$70 - $80
Hope Bay	-	-	$70 - $100	$70 - $100
North America	1,980 - 2,100	$560 - $600	$600 - $700	$600 - $700
Yanacocha	675 - 725	$500 - $550	$310 - $400	$160 - $200
La Zanja	40 - 50	n/a	-	-
Conga	-	-	$550 - $700	$300 - $360
South America	715 - 775	$500 - $550	$900 - $1,100	$460 - $560
Boddington – Gold	750 - 800	$580 - $620	$210 - $255	$210 - $255
Other Australia/NZ	1,000 - 1,050	$700 - $770	$230 - $265	$230 - $265
Batu Hijau – Gold(a)	110 - 140	$400 - $440	$210 - $230	$95 - $110
Asia Pacific	1,860 - 1,990	$600 - $675	$650 - $750	$535 - $595
Ahafo	550 - 590	$485 - $535	$175 - $200	$175 - $200
Akyem	-	-	$300 - $375	$300 - $375
Africa	550 - 590	$485 - $535	$450 - $545	$475 - $575
Corporate/Other			$30 - $40	$30 - $40
Total Gold	5,100 - 5,300	$560 - $590 (b),(c)	$2,700 - $3,000	$2,100 - $2,500
Boddington – Copper	70 - 80	$1.80 - $2.20	-	-
Batu Hijau – Copper (a)	120 - 140	$1.10 - $1.30	-	-
Total Copper	190 - 220	$1.25 - $1.50
(a) Assumes Batu Hijau economic interest of 48.5% for 2011
(b) 2011 Outlook Attributable CAS is $570 - $600
(c) 2011 Outlook Net Attributable CAS (by-product basis) is $485 - $515

Description	2011 Outlook Consolidated Expenses
($M)
General & Administrative	$190 - $200
Interest Expense	$235 - $245
DD&A	$1,025 - $1,035
Exploration Expense	$335 - $345
Advanced Projects & R&D	$405 - $415
Tax Rate	28% - 32%
Assumptions
Gold Price ($/ounce)	$1,300
Copper Price ($/pound)	$4.00
Oil Price ($/barrel)	$90
Australian Dollar Exchange Rate	0.95

(1)	Non-GAAP measure; GAAP net income attributable to Newmont stock holders for first quarter was $514 million; see page 11 for reconciliation.
(2)	First quarter 2010 adjusted net income was impacted by a $127 million tax adjustment.
(3)	See page 12 for reconciliation between consolidated, attributable, and net attributable costs applicable to sales.
(4)	The second quarter dividend is payable on June 29, 2011 to shareholders of record on June 16, 2011.
(5)

Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of April 21, 2011 and are considered "forward-looking statements." References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 13.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2011	2010

Sales	$2,465	$2,242

Costs and expenses
Costs applicable to sales	940	869
Amortization	256	224
Reclamation and remediation	14	13
Exploration	62	43
Advanced projects, research and development	68	46
General and administrative	45	45
Other expense, net	73	89
	1,458	1,329
Other income (expense)
Other income, net	31	48
Interest expense, net	(65)	(75)
	(34)	(27)
Income before income and mining tax and other items	973	886
Income and mining tax expense	(305)	(141)
Equity income (loss) of affiliates	2	(2)
Net income	670	743
Net income attributable to noncontrolling interests	(156)	(197)
Net income attributable to Newmont stockholders	$514	$546

Income per common share
Basic	$1.04	$1.11
Diluted	$1.03	$1.11

1st Quarter Cash dividends declared per common share	$0.15	$0.10

NEWMONT MINING CORPORATION STATEMENTS OF CONSOLIDATED CASH FLOW (unaudited, in millions)
	Three Months Ended March 31,
	2011	2010

Operating activities:
Net income	$670	$743
Adjustments:
Amortization	256	224
Reclamation and remediation	14	13
Deferred income taxes	(33)	(102)
Stock based compensation and other non-cash benefits	19	18
Other operating adjustments and write-downs	42	5
Net change in operating assets and liabilities	21	(173)
Net cash provided from continuing operations	989	728
Net cash used in discontinued operations	-	(13)
Net cash provided from operations	989	715
Investing activities:
Additions to property, plant and mine development	(402)	(309)
Purchases of marketable securities	(12)	(3)
Acquisitions, net	(7)	-
Proceeds from sale of other assets	6	38
Other	(3)	(11)
Net cash used in investing activities	(418)	(285)
Financing activities:
Repayment of debt	(31)	(250)
Sale of subsidiary shares to noncontrolling interests	-	229
Acquisition of subsidiary shares from noncontrolling interests	-	(39)
Dividends paid to common stockholders	(74)	(49)
Dividends paid to noncontrolling interests	(15)	(220)
Proceeds from stock issuance, net	3	3
Change in restricted cash and other	-	46
Net cash used in financing activities	(117)	(280)
Effect of exchange rate changes on cash	23	(1)
Net change in cash and cash equivalents	477	149
Cash and cash equivalents at beginning of period	4,056	3,215
Cash and cash equivalents at end of period	$4,533	$3,364

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At March 31,	At December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$4,533	$4,056
Trade receivables	439	582
Accounts receivable	113	88
Investments	129	113
Inventories	607	658
Stockpiles and ore on leach pads	657	617
Deferred income tax assets	178	177
Other current assets	1,228	962
Current assets	7,884	7,253
Property, plant and mine development, net	13,074	12,907
Investments	1,779	1,568
Stockpiles and ore on leach pads	1,846	1,757
Deferred income tax assets	1,456	1,437
Other long-term assets	815	741
Total assets	$26,854	$25,663
LIABILITIES
Debt	$754	$259
Accounts payable	420	427
Employee-related benefits	240	288
Income and mining taxes	474	355
Other current liabilities	1,613	1,418
Current liabilities	3,501	2,747
Debt	3,676	4,182
Reclamation and remediation liabilities	993	984
Deferred income tax liabilities	1,531	1,488
Employee-related benefits	336	325
Other long-term liabilities	196	221
Total liabilities	10,233	9,947

EQUITY
Common stock	779	778
Additional paid-in capital	8,304	8,279
Accumulated other comprehensive income	1,389	1,108
Retained earnings	3,620	3,180
Newmont stockholders' equity	14,092	13,345
Noncontrolling interests	2,529	2,371
Total equity	16,621	15,716
Total liabilities and equity	$26,854	$25,663

Regional Operating Statistics

	Three Months Ended March 31,
	2011	2010
Gold
Consolidated ounces produced (thousands):
North America
Nevada	433	433
La Herradura	49	40
	482	473
South America
Yanacocha	288	423

Asia Pacific
Boddington	165	158
Batu Hijau	96	166
Other Australia/New Zealand	299	276
	560	600
Africa
Ahafo	186	120
	1,516	1,616

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	14	14
Batu Hijau	88	145
	102	159

Gold
Attributable ounces produced (thousands):
North America
Nevada	433	433
La Herradura	49	40
	482	473
South America
Yanacocha	148	217
Other South America Equity Interests	12	-
	160	217

Asia Pacific
Boddington	165	158
Batu Hijau	46	88
Other Australia/New Zealand	299	276
Other Asia Pacific Equity Interests	4	-
	514	522
Africa
Ahafo	186	120
	1,342	1,332

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	14	14
Batu Hijau	43	76
	57	90

CAS and Capital Expenditures
	Three Months Ended March 31,
	2011	2010
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$ 643	$ 599
La Herradura	390	344
	617	577
South America
Yanacocha	583	371

Asia Pacific
Boddington	596	532
Batu Hijau	322	215
Other Australia/New Zealand	560	556
	527	458
Africa
Ahafo	451	542
Average	$ 557	$ 476
Attributable to Newmont	$ 562	$ 506

Copper
Costs Applicable to Sales ($/pound) (1)
Asia Pacific
Boddington	$ 2.19	$ 2.15
Batu Hijau	0.96	0.67
Average	$ 1.11	$ 0.78
Attributable to Newmont	$ 1.23	$ 0.87

	Three Months Ended March 31,
	2011	2010
Consolidated Capital Expenditures ($ million)
North America
Nevada	$ 95	$ 48
Hope Bay	19	9
La Herradura	16	14
	130	71
South America
Yanacocha	41	40
Conga	64	17
	105	57

Asia Pacific
Boddington	49	48
Batu Hijau	40	28
Other Australia/New Zealand	62	36
Other Asia Pacific	2	2
	153	114
Africa
Ahafo	15	21
Akyem	28	6
	43	27
Corporate and Other	14	3
Total - Accrual Basis	445	272

Change in Capital Accrual	(43)	37

Total - Cash Basis	$ 402	$ 309
Attributable to Newmont (Accrual Basis)	$ 373	$ 231

(1) Excludes Amortization and Reclamation and remediation.

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

(In millions except per share)	Three Months Ended March 31,
	2011	2010
GAAP net income attributable to Newmont stockholders	$514	$546
Impairment of assets	1	1
Net gain on asset sales	(2)	(25)
Income tax benefit from internal restructuring	-	(127)
PTNNT community contribution	-	13
Adjusted net income	$513	$408
Adjusted net income per share(1)	$1.04	$0.83

(1)Calculated using weighted average number of shares outstanding, basic.

Costs Applicable to Sales per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce/pound
	Gold		Copper
	Three Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010

Costs applicable to sales (millions):
Consolidated per financial statements	$823	$754	$117	$115
Noncontrolling interests(1)	(94)	(94)	(46)	(44)
Attributable to Newmont	$729	$660	$71	$71

Gold/Copper sold (thousand ounces/million pounds):
Consolidated	1,478	1,581	105	148
Noncontrolling interests(1)	(182)	(276)	(48)	(65)
Attributable to Newmont	1,296	1,305	57	83

Costs applicable to sales per ounce /pound:
Consolidated	$557	$476	$1.11	$0.78
Attributable to Newmont	$562	$506	$1.23	$0.87

Net attributable costs applicable to sales per ounce
	Three Months Ended March 31,
	2011	2010

Attributable costs applicable to sales (millions) :
Gold	$729	$660
Copper	71	71
	800	731

Copper revenue (millions):
Consolidated	(422)	(493)
Noncontrolling interests(1)	190	216
	(232)	(277)
Net attributable costs applicable to sales	$568	$454

Attributable gold ounces sold (thousands)	1,296	1,305

Net attributable costs applicable to sales per ounce	$438	$349

(1)Relates to partners' interests in Batu Hijau and Yanacocha.

Conference Call Information:

The first quarter conference call will be held on Thursday, April 21, at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) and it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7065
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.373.9234
Intl Replay Number	203.369.0282
Replay Passcode	2011
Webcast Details
URL	http://www.newmont.com/our-investors

The First Quarter 2011 results and related financial and statistical information will be available prior to market open on April 21, 2011 on the "Investor Relations" section of the Company's web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company's website.

Cautionary Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures; and (iv) expectations regarding the development, growth and exploration potential and upside of the Company's pipeline, projects, and operations. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2010 Annual Report on Form 10-K, filed on February 24, 2011, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com, or Monica Brisnehan, +1-303-837-5836, monica.brisnehan@newmont.com